Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2014

- Third quarter 2014 production up thirteen percent over pro forma 2013 period and up three percent over second quarter 2014

- Third quarter 2014 lease operating expense down three percent from second quarter 2014

- Supportive crude oil hedging in place for 2015 and 2016

Denver, Colorado – November 10, 2014 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and nine months ended September 30, 2014.

Nicholas J. Sutton, Chief Executive Officer, said: “We are very pleased with the continued success of our horizontal drilling program, production increases and operational improvements achieved during the third quarter. Since our October 20 operational update, we reached TD on our Great Divide 1402BR well with a 5,000 foot lateral, and we have spud the Harpoon 1401BH well, both in our Mustang project area of Reeves County. Our horizontal drilling in the Permian and Powder River basins contributed to third quarter production, which increased by thirteen percent over the comparable prior year quarter. Year-over-year production increases were realized in all of our operating areas. At the same time, we have continued to improve operational efficiencies, reducing lease operating expenses by three percent during the quarter as compared to the second quarter.

“Before I expand on these accomplishments, let me first touch on an important subject – our financial flexibility. As our shareholders know, to take advantage of our high-return drilling projects, we have been pursuing a transaction to monetize a portion of our assets in Aneth Field. The process yielded several proposals from, and extensive negotiations with, sophisticated energy investors. However, recent market volatility and the rapid decline in oil prices created a market dynamic which was not conducive to completing an Aneth transaction at this time. Such a transaction may be forthcoming when the commodities and related markets stabilize, but in the meantime we will turn our focus toward alternative financing options to enhance liquidity as we continue to execute our horizontal drilling activities in the Permian Basin.

“Back to our performance, let me note our success at spending our capital effectively thus far in 2014. Even with our conservative 2014 capital spending program – keeping capital expenditures substantially in line with operating cash flow – we have increased production, drilled seven horizontal wells in the Permian and Powder River basins, increased production from our older, low decline fields and added key operating personnel to our team.

“In 2015, we will continue to focus on developing our solid asset base, delivering production increases and optimizing operating costs while maintaining a conservative capital program. We anticipate that our primary focus next year will be drilling horizontal wells in the Delaware Basin, as these provide the most attractive economics.

“Our ability to add value with modest capital outlays is a tribute to the quality of our asset base. All of our significant properties have development opportunities that remain economic in the current commodity price environment. Those include more than 450 gross horizontal wells in the Permian and Powder River basins. The developing horizontal plays continue to become more valuable as additional zones are being drilled or delineated by ourselves and other operators.

“The low decline rates and numerous tertiary recovery projects in Aneth Field are also a part of that strong asset base. In Aneth Field we have economic projects that could add more than 30 million net barrels to our reserves. Our long lived, low decline fields are particularly supportive during low commodity price periods. In fact, production has increased during the year with minimal growth capital. Looking at all this potential, we feel confident we have the right assets for significant future growth.”

Update on Hedging

Resolute has commodity derivatives in place for the remainder of 2014 covering aggregate average daily oil volumes of 7,700 barrels of oil per day (“Bbl per day”) at an average price of $92.02. For 2015, the Company has commodity derivatives in place covering 6,600 Bbl per day at an average strike price of $87.00. For 2016, the Company has commodity derivatives in place covering 6,500 Bbl per day at an average strike price of $80.42.

Third Quarter and Nine Month Comparative Results

Resolute recorded net income of $15.0 million, or $0.20 per share, on revenue of $84.1 million during the three months ended September 30, 2014, which included mark-to-market derivative gains of $32.5 million. This compares to a net loss of $2.7 million, or $(0.04) per share on revenue of $89.1 million during the three months ended September 30, 2013, which included mark-to-market derivative gains of $5.3 million.

For the nine months ended September 30, 2014, Resolute recorded a net loss of $4.7 million or $(0.06) per share, on revenue of $263.4 million, which included mark-to-market derivative gains of $14.4 million. This compares to net income of $3.3 million, or $0.05 per share for the 2013 period, on revenue of $257.1 million, which included mark-to-market derivative gains of $19.1 million.

Third Quarter and Nine Months 2014 Results Compared

to Third Quarter and Nine Months 2013 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	583	553	1,706	1,665
Permian	427	337	1,236	1,019
Wyoming	154	137	471	410

Total production (current operations)	1,164	1,027	3,413	3,094
North Dakota[1]	—	31	5	204

Total production	1,164	1,058	3,418	3,298

Daily rate (Boe)	12,651	11,504	12,520	12,081
Revenue per Boe (excluding commodity derivative settlements)	$72.26	$84.17	$77.07	$77.95
Revenue per Boe (including commodity derivative settlements) [2]	$67.95	$63.53	$72.08	$67.15
Revenue	$84,102	$89,085	$263,439	$257,098
Commodity derivative settlements[2]	(5,009)	(21,850)	(17,062)	(35,625)

Revenue, net of derivative settlements	79,093	67,235	246,377	221,473

Operating expenses:
Lease operating expense	28,490	25,148	86,534	75,948
Production and ad valorem taxes	10,091	9,372	30,704	30,471
Depletion, depreciation, amortization and asset retirement obligation accretion	32,980	26,674	96,513	80,352
General and administrative expense	9,823	8,861	28,963	26,558
Net income (loss)	$14,966	$(2,674)	$(4,702)	$3,300
Adjusted EBITDA	$37,482	$37,979	$114,320	$109,762

[1]	North Dakota properties were disposed of in July 2013 and March 2014.
[2]	The three and nine months ended September 30, 2014, includes a $2.3 million charge to restructure or terminate certain 2014 commodity derivative contracts. The three and nine months ended September 30, 2013, includes a $10.7 million charge to restructure or terminate certain 2013 commodity derivative contracts.

Adjusted EBITDA (a non-GAAP measure): During the third quarter of 2014, Resolute generated $37.5 million of Adjusted EBITDA, or $32.20 per barrel of oil equivalent (“Boe”), as compared to the prior year period during which Resolute generated $38.0 million of Adjusted EBITDA, or $35.88 per Boe. The decrease in Adjusted EBITDA resulted primarily from increased lease operating expenses and decreased commodity prices as well as reduced production due to the sale of the Company’s North Dakota properties, offset by increased production from the drilling of additional wells in both the Permian and Wyoming properties as well as increased response from tertiary recovery techniques in the Aneth Field properties.

During the first nine months of 2014, Resolute generated $114.3 million of Adjusted EBITDA, or $33.45 per Boe, a four percent increase from the prior year period. During the comparable prior year period, Resolute generated $109.8 million of Adjusted EBITDA, or $33.28 per Boe. The increase in Adjusted EBITDA resulted primarily from overall increased production due to the reasons noted above, offset by increased operating expenses.

Production: Production for the quarter ended September 30, 2014, increased ten percent to 1,164 thousand barrels of oil equivalent (“MBoe”) as compared to 1,058 MBoe during the third quarter of 2013, and increased four percent from the second quarter of 2014. Production for the nine months ended September 30, 2014, increased four percent to 3,418 MBoe as compared to 3,298 MBoe for the nine months in 2013.

On July 15, 2013, the Company closed on the disposition of its New Home properties, and its remaining North Dakota properties were sold in March 2014. Pro forma for the sale of the North Dakota properties, production for the quarter ended September 30, 2014, increased thirteen percent, to 1,164 MBoe, as compared to 1,027 MBoe during the prior year comparable period. Pro forma production for the nine months ended September 30, 2014, increased to 3,413 MBoe, or ten percent, from the 3,094 MBoe produced during the first nine months of 2013.

Third quarter production from the Company’s Aneth Field properties increased five percent to 583 MBoe as compared to the 553 MBoe produced in the third quarter of 2013 and increased two percent from the 569 MBoe produced during the second quarter of 2014. During the nine months of 2014, production increased two percent to 1,706 MBoe as compared to 1,665 MBoe for the nine months of 2013. These increases from the comparable prior year periods were attributable to increased response from tertiary recovery techniques.

Production from the Company’s Permian Basin properties increased by 90 MBoe to 427 MBoe as compared to the 337 MBoe produced in the third quarter of 2013, and increased eight percent from the 396 MBoe produced during the second quarter of 2014. Third quarter production increased sequentially due to the drilling and completion of two horizontal wells. During the first nine months of 2014, production increased 217 MBoe to 1,236 MBoe from the 1,019 MBoe produced during the first nine months of 2013. The increase from the comparable prior year period was attributable to the acquisition of producing wells in the Permian Basin in March 2013 and to the Company’s drilling activity in the area.

Wyoming production during the third quarter increased 17 MBoe to 154 MBoe from the 137 MBoe produced in the third quarter of 2013, and remained unchanged from the second quarter of 2014. During the first nine months of 2014, production increased 61 MBoe to 471 MBoe from the 410 MBoe produced during the first nine months of 2013. The increase in production from the comparable prior year period is the result of successfully completing three horizontal wells in the Turner formation in the fourth quarter of 2013 and the third quarter of 2014, offset by the gas plant shutdown resulting in approximately one week of gas flaring.

Revenue: During the third quarter of 2014 Resolute realized an eighteen percent increase in adjusted revenue (revenue net of commodity derivative settlement losses) as compared to the prior year quarter due to increased production and decreased derivative settlement losses offset by decreased commodity prices. Total adjusted revenue for the quarter was $79.1 million, including the effect of commodity derivative settlement losses of $5.0 million, which included one-time charges of $2.3 million paid to restructure or terminate certain 2014 commodity derivative contracts. During the third quarter of 2013 Resolute had total adjusted revenue of $67.2 million, including commodity derivative settlement losses of $21.9 million, which included one-time charges of $10.7 million paid to restructure or terminate certain 2013 commodity derivative contracts.

For the nine months ended September 30, 2014, Resolute realized an eleven percent increase in adjusted revenue as compared to the first nine months of 2013, due to increased production offset by decreased commodity pricing. Total adjusted revenue for the nine months of 2014 was $246.4 million, including realized commodity derivative settlement losses of $17.1 million (including $2.3 million paid to restructure or terminate certain 2014 commodity derivative contracts). For the nine months of 2013, Resolute had total adjusted revenue of $221.5 million, including commodity derivative settlement losses of $35.6 million (including $10.7 million paid to restructure or terminate certain 2013 commodity derivative contracts).

Operating Expenses: For the third quarter of 2014, total lease operating expenses (“LOE”) increased thirteen percent to $28.5 million, or $24.48 per Boe, as compared to third quarter 2013 LOE of $25.1 million, or $23.76 per Boe. The increase was mainly attributable to expanded operational activity in the Permian Basin. Sequentially, LOE decreased three percent from $29.4 million, or $26.23 per Boe. Total production taxes increased by $0.7 million, or eight percent, to $10.1 million (twelve percent of revenue) from $9.4 million in 2013 (eleven percent of revenue). Production taxes decreased on a Boe basis from $8.85 per Boe in 2013 to $8.67 per Boe in 2014 due to lower ad valorem tax estimates and comparatively greater revenues generated in areas with lower tax rates.

For the first nine months of 2014, total lease operating expenses increased fourteen percent to $86.5 million, or $25.32 per Boe, from 2013 lease operating expenses of $75.9 million, or $23.03 per Boe. Total production taxes remained relatively unchanged at $30.7 million (twelve percent of revenue) in 2014 as compared to $30.5 million (twelve percent of revenue) in 2013, and decreased on a Boe basis from $9.24 per Boe in 2013 to $8.98 per Boe in 2014 due to reasons noted above.

Costs in most operating areas have been as anticipated during the first nine months of 2014 but operating costs in certain areas of the Permian Basin have exceeded our expectations. The Company has implemented cost reduction initiatives in the Permian Basin that we anticipate will lower per barrel operating costs in the future, although the timing and amount of such realized savings cannot be predicted with accuracy.

For the third quarter of 2014 depletion, depreciation, amortization and accretion expenses increased 24 percent to $33.0 million, or $28.34 per Boe, as compared to $26.7 million, or $25.20 per Boe during the third quarter of 2013. The increase was due to an increase in the depletion, depreciation and amortization rate as a result of a decrease in proved undeveloped reserves at year-end 2013 due to the application of the SEC five-year rule for development of proved undeveloped properties.

For the first nine months of 2014 depletion, depreciation, amortization and accretion expenses increased twenty percent to $96.5 million, or $28.24 per Boe, as compared to $80.4 million, or $24.36 per Boe during the first nine months of 2013. The reason for the nine month increase was substantially the same as that discussed for the quarterly increase.

General and Administrative Expense: Resolute incurred cash-based general and administrative expense for the quarter of $5.5 million or $4.74 per Boe in 2014, compared to $5.7 million, or $5.42 per Boe in the comparable 2013 period. Share-based compensation expense, a non-cash item, represented $4.3 million for the third quarter of 2014 and $3.2 million for the third quarter of 2013. Including non-cash expenses, Resolute incurred general and administrative expense for the third quarter of 2014 of $9.8 million, or $8.44 per Boe, as compared to general and administrative expense of $8.9 million, or $8.37 per Boe, during the comparable period in 2013 and $9.37 per Boe in the preceding quarter. The increase is mostly attributable to increased share-based compensation expense, personnel expense and corporate overhead.

Cash-based general and administrative expense for the first nine months of 2014 was $17.7 million or $5.19 per Boe, compared to $16.8 million, or $5.09 per Boe in the comparable 2013 period. Stock-based compensation expense represented $11.3 million for the first nine months of 2014 and $9.8 million for the first nine months of 2013. Including non-cash expenses, general and administrative expense for the first nine months of 2014 was $29.0 million, or $8.47 per Boe, as compared to general and administrative expense of $26.6 million, or $8.05 per Boe, during the first nine months of 2013 due to the reasons noted above.

Capital Expenditures: Resolute incurred oil and gas related capital expenditures of approximately $46.3 million in the third quarter of 2014 and $129.6 million during the first nine months of 2014, net of divestitures of $3.2 million and $8.0 million, respectively. These capital investments were directed principally toward the Company’s ongoing tertiary recovery projects in Aneth Field and drilling and completion projects in the Permian Basin and the Powder River Basin.

Liquidity and Capital Resources: Outstanding indebtedness at September 30, 2014, consisted of $400 million of senior notes and $335 million in Credit Facility debt. As of September 30, 2014, our Credit Facility included a borrowing base of $425 million, consisting of a $400 million conforming tranche and a $25 million non-conforming tranche (which non-conforming tranche will expire as of the Company’s next borrowing base redetermination).

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Oil	$75,359	$82,274	$235,884	$236,890
Gas	6,273	5,439	20,434	15,275
Natural gas liquids	2,470	1,372	7,121	4,933

Total revenue	84,102	89,085	263,439	257,098

Operating expenses:
Lease operating	28,490	25,148	86,534	75,948
Production and ad valorem taxes	10,091	9,372	30,704	30,471
Depletion, depreciation, amortization and asset retirement obligation accretion	32,980	26,674	96,513	80,352
General and administrative	9,823	8,861	28,963	26,558

Total operating expenses	81,384	70,055	242,714	213,329

Income from operations	2,718	19,030	20,725	43,769

Other income (expense):
Interest expense, net	(7,841)	(6,763)	(23,214)	(22,025)
Commodity derivative instruments gain (loss)	27,450	(16,561)	(2,648)	(16,506)
Other income	6	2	15	20

Total other income (expense)	19,615	(23,322)	(25,847)	(38,511)

Income (loss) before income taxes	22,333	(4,292)	(5,122)	5,258
Income tax benefit (expense)	(7,367)	1,618	420	(1,958)

Net income (loss)	$14,966	$(2,674)	$(4,702)	$3,300

Net income (loss) per common share:
Basic and diluted	$0.20	$(0.04)	$(0.06)	$0.05
Weighted average common shares outstanding:
Basic	73,886	73,100	73,758	66,617
Diluted	74,050	73,100	73,758	66,673

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), early commodity derivative settlements, gains and losses on the sale of assets and ceiling test impairment of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	($ in thousands)
Net income (loss)	$14,966	$(2,674)	$(4,702)	$3,300

Adjustments:
Interest expense, net	7,841	6,763	23,214	22,025
Income tax expense (benefit)	7,367	(1,618)	(420)	1,958
Depletion, depreciation, amortization and asset retirement obligation accretion	32,980	26,674	96,513	80,352
Stock-based compensation	4,503	3,382	11,845	10,505
Early settlement of derivative contracts	2,284	10,741	2,284	10,741
Mark-to-market derivative gain	(32,459)	(5,289)	(14,414)	(19,119)

Total adjustments	22,516	40,653	119,022	106,462

Adjusted EBITDA	$37,482	$37,979	$114,320	$109,762

Earnings Call Information

Resolute will host an investor call on November 10, 2014, at 4:30 PM ET. To participate in the call please dial (800) 860-2442 from the United States, or (866) 605-3852 from Canada or (412) 858-4600 from outside the U.S. and Canada. The conference call I.D. number is 10054923. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions.

A replay of the call will be available through November 12, 2014, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S. The conference call I.D. number is 10054923.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include our intent to pursue a financing transaction and the timing and proposed terms thereof; statements regarding future financial and operating results; statements regarding our production and cost guidance for 2014; liquidity and availability of capital including projections of free cash flow; future production and reserve growth; estimates of original oil in place, resource potential, decline rates and estimated ultimate recoveries of oil and gas (EUR); our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; our anticipated revenues, lease operating expenses, general and administrative rates, tax rates and DD&A rates; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, drilling inventory and locations, and productive horizons/intervals, the anticipated timing, cost and rate of return of such activities, and the EURs and resource potential of such projects; and the testing and prospectivity of and derisked zones on our properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness including our ability to fulfill our obligations under the senior notes, our credit facility and any additional indebtedness that we may incur; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

Production rates, including 24 hour peak IP rates and 30 day peak IP rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.

You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 10, 2014, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

# # #

Contact:

HB Juengling

Vice President – Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com